3

NAME OF REGISTRANT:
Franklin Universal Trust
File No. 811-5569


EXHIBIT ITEM No. 77C: Submission of matters to a vote of security holders.







                    FRANKLIN UNIVERSAL TRUST
        MINUTES OF THE 2001 ANNUAL SHAREHOLDERS' MEETING

                           MAY 8, 2001







The Annual Shareholders' Meeting of Franklin Universal Trust (the
"Fund") was held on May 8, 2001 at 2:00 p.m. at the offices of the Fund, 777 Mariners Island Boulevard, San Mateo, California,
94404.

Steven Gray presided at the Meeting and acted as Secretary.  Mr.
Gray appointed Joyce L. Sanns to serve as Inspector of Elections.

The reading of the "Notice of 2001 Annual Shareholders' Meeting" dated April 10, 2001, was waived. Mr. Gray indicated that the Notice of the Meeting and the accompanying Proxy Statement would be entered into the Minutes of the Meeting.

An alphabetical list of shareholders entitled to vote at the Meeting and the proxies which had been executed by the shareholders were then presented. The Inspector of Election reported that on the record date, March 29, 2001, there were 26,930,832 shares of the Fund issued, outstanding and entitled to vote at the Meeting, and that a majority of such shares was represented by proxy at the Meeting and there was the quorum needed to transact the business of the Meeting.

Mr.  Gray then called for voting on the matters set forth in  the
Proxy  Statement.  Ms.  Sanns then reported  that  all  proposals passed and the voting was as follows:
1.   1.   Regarding the election of a Board of Trustees of the Fund.


         Trustees               Shares             Shares
                                 For              Against
  Frank H. Abbott          23,173,870.0523      261,717.7822
  Harris J. Ashton         23,197,253.0523      238,334.7822
  Robert F. Carlson        23,195,911.0523      239,676.7822
  S. Joseph Fortunato      23,196,053.0523      239,534.7822
  Edward B. Jamieson       23,197,661.0523      237,926.7822
  Charles B. Johnson       23,193,653.0523      241,934.7822
  Rupert H. Johnson, Jr.   23,196,061.0523      239,526.7822
  Frank W.T. LaHaye        23,191,103.0523      244,484.7822
  Gordon S. Macklin        23,196,003.0523      239,584.7822

2. Regarding the ratification of the selection of PricewaterhouseCoopers LLP, as the independent auditor for the Fund for the fiscal year ending August 31, 2001.


        Shares             Shares
         For              Against
   23,179,027.2686      69,325.9999

3. Regarding the proposal to grant the proxyholders the authority to vote upon any other business that may legally come before the Meeting.


       Shares             Shares
         For              Against
   22,549,034.1587     422,343.7512

There being no further business to come before the meeting, upon motion duly made, seconded and carried, the Meeting was adjourned.



Dated:  May 8, 2001

     /s/Steven Gray__________________________
Steven Gray
Acting Secretary